UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  January 26, 2007

NATIONAL SCIENTIFIC CORPORATION
(Exact name of registrant as specified in its Charter)

Texas	000-28745	86-0837077
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

8361 E. Evans Road, Suite 106,  Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

(480) 948-8324

(Registrant's telephone number)

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)    Effective January 2007, Epstein, Weber & Conover, PLC ("Epstein Weber") combined its practice with Moss Adams LLP ("Moss Adams") and therefore resigned as the independent registered public accounting firm for National Scientific Corporation (the "Company"). According to information provided to the Company, all of the partners of Epstein Weber have become partners of Moss Adams. The effective date of the resignation as regards the Company was January 26, 2007.

The reports of Epstein Weber on the Company's financial statements for the fiscal years ended September 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, with the exception of an explanatory paragraph in the opinion related to the financial statements indicating substantial doubt about the Company's ability to continue as a going concern. In connection with the audits of the Company's financial statements for the fiscal years ended September 30, 2006 and 2005, (1) there were no disagreements with Epstein Weber on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Epstein Weber, would have caused Epstein Weber to make reference to the matter in its report and (2) there were no "reportable events" as that term is defined in Item 304 of Regulation S-K promulgated under the Securities Exchange Act of 1934 ("Item 304").

(b)    Effective February 13, 2007, the Company, with approval of its audit committee, selected Semple & Cooper, LLP ("New Auditor") to serve as the new independent registered public accounting firm for National Scientific Corporation.

During the fiscal years ended September, 2006 and 2005, and during all subsequent periods through the date of this filing, the Company has not consulted the New Auditor regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement with its former accountants or a reportable event as those terms are defined in Item 304.

The Company has authorized and requested Epstein Weber to respond fully to the inquiries of the New Auditor.

Item 9.01.	Financial Statements and Exhibits.

(c)  Exhibits

          Exhibit 16.1    Letter of Epstein, Weber & Conover, PLC dated February 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL SCIENTIFIC CORPORATION

Date: February 14, 2007	By:	/s/ Michael A. Grollman
Michael A. Grollman Director, Chief Executive Officer, Acting Chief Financial Officer and Chairman